Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Contact:
Tripp Sullivan
Corporate Communications, Inc.
T (615) 324-7335
E tripp.sullivan@cci-ir.com

Columbia Property Trust Amends
$950 Million of Unsecured Credit Facilities

Terms Provide for Lower Rates, Extended Maturity Date,
Extension and Accordion Options

ATLANTA (Aug. 26, 2013) - Columbia Property Trust today announced it has closed on the amendment of its $500 million unsecured revolving credit facility and its $450 million unsecured term loan. The new facilities provide for lower borrowing rates; initial maturities of 2016 and 2017, respectively, with additional extension options available to 2018; and accordion options.

The revolving credit facility, which was to mature in May 2015, has been extended to August 2017, with a one-year extension option; based on the Company's senior unsecured debt rating of BBB-/Baa3, pricing was reduced to 130 basis points over LIBOR; and the facility's accordion feature was increased from $150 million to $300 million. The term loan, which matures in February 2016, now has pricing, based on the Company's senior unsecured debt rating of BBB-/Baa3, of 150 basis points over LIBOR (effectively swapped at a fixed rate of 2.28%), an additional one-year extension option to February 2018, and an accordion feature of $250 million. Pricing on both credit facilities can fluctuate based on the Company's credit rating.

JPMorgan Securities LLC, and PNC Capital Markets LLC, served as joint lead arrangers and joint bookrunners. A total of 17 other banks participated in the credit facilities.

“Our investment-grade rating and the performance of our portfolio continue to provide the foundation for access to attractive sources of capital,” said Jim Fleming, Executive Vice President and Chief Financial Officer of Columbia Property Trust. “We are pleased with the confidence our lenders have shown in committing to these facilities and the demand for participating in the syndication. This refinancing will provide increased flexibility under our covenants and additional capacity for growth and execution of our value creation strategy.”

About Columbia Property Trust
One of the nation's largest office REITs, Columbia Property Trust invests in high-quality commercial office properties in primary markets nationwide and has achieved an investment-grade rating from both Moody's and Standard & Poor's rating services. Currently, the REIT's $5+ billion portfolio consists of 82 operational buildings in 19 states and the District of Columbia, totaling 21 million square feet. For information about Columbia Property Trust, visit www.ColumbiaPropertyTrust.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
# # # #